EXHIBIT 99.19

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES MARCH 2002 MONTH-END ASSETS UNDER MANAGEMENT
FIRST QUARTER 2002 EARNINGS CONFERENCE CALL TO BE HELD ON MAY 2

New York, NY, April 12, 2002 — Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported preliminary assets under management (AUM) of approximately $452 billion at March 31, 2002, compared to $441 billion at February 28, 2002 and $429 billion at March 31, 2001. AUM, as shown below, previously reported as of each date prior to March 31, 2002, have been restated to conform to the March 31, 2002 presentation.  AUM now reflects the reclassification of institutional cash management and sub-advised variable-annuity accounts from Institutional Investment Management to Retail and certain Private Client accounts to Retail and Institutional Investment Management.  AUM now also excludes AUM by unconsolidated affiliates.

	ALLIANCE CAPITAL MANAGEMENT L.P. (THE OPERATING PARTNERSHIP) ASSETS UNDER MANAGEMENT ($ billions)
	At March 31, 2002 (preliminary)				At Feb 28, 2002*	At Dec 31, 2001*	At Mar 31, 2001*
	Retail	Institutional Investment Management	Private Client	Total	Total	Total	Total
Equity
Growth	$71	$92	$3	$166	$159	$173	$168
Value	24	56	28	108	103	101	90
Total Equity	95	148	31	274	262	274	258

Fixed Income	71	66	10	147	148	146	140

Passive	3	28	0	31	31	32	31

Total	$169	$242	$41	$452	$441	$452	$429

*Restated. See Appendix for additional information.

Total AUM at March 31, 2002, increased 2.5% compared to February 28, 2002 and increased 5.4% compared to March 31, 2001.  The increase in AUM from February to March 2002 was primarily due to a 4.6% increase in total equity AUM, while in the same period, the Russell 1000 Growth Index increased 3.5% and Russell 1000 Value Index increased 4.7%.

CONFERENCE CALL INFORMATION RELATING TO FIRST QUARTER 2002 RESULTS

Alliance Capital’s management team will review first quarter 2002 financial and operating results on Thursday, May 2, 2002, during a live conference call and webcast at 3:00 p.m. (Eastern Time). The call will be hosted by Chairman and Chief Executive Officer, Bruce W. Calvert; President and Chief Operating Officer, John D. Carifa; and Vice Chairman and Chief Investment Officer, Lewis A. Sanders.

Parties interested in listening to the conference call may access it either by telephone or webcast.

1.     To listen by telephone, please dial 800-230-1059 in the U.S. or 612-288-0318 outside the U.S., ten minutes before the 3:00 p.m. (Eastern Time) scheduled start time.  Please indicate access code “Alliance” when dialing in.

2.     To listen by webcast, please visit Alliance Capital’s Investor Relations website at http://ir.alliancecapital.com at least fifteen minutes prior to the call to download and install any necessary audio software.

The presentation slides that will be reviewed during the conference call are expected to be available on the morning of May 2, 2002 on Alliance Capital’s website, following the issuance of the earnings press release, at the above web address.

A replay of the conference call will be made available for one week beginning at 6:30 p.m. (Eastern Time) May 2, 2002. In the U.S., please call 800-475-6701, or outside the U.S., please dial 320-365-3844, and provide the access code 634492.  The replay will also be available via webcast on Alliance Capital’s website for one week.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. As one of the world’s leading global investment management organizations, Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Holding owns approximately 30% of the units of limited partnership interest in Alliance Capital. AXA Financial, Inc. owns approximately 2% of the outstanding Alliance Holding Units and approximately 52% of the outstanding Alliance Capital Units, representing an approximate 53% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Appendix

ALLIANCE CAPITAL MANAGEMENT L.P. (THE OPERATING PARTNERSHIP) ASSETS UNDER MANAGEMENT ($ billions)

		Retail	Institutional Investment Management	Private Client	Total
February 2002	As reported	$151	$254	$41	$446
	As restated	165	236	40	441

December 2001	As reported	156	259	40	455
	As restated	171	242	39	452

March 2001	As reported	157	239	37	433
	As restated	172	221	36	429